YANKEE CANDLE®	News Release	EXHIBIT 99.1

P.O. Box 110    •   Route 5    •   South Deerfield    •   MA    •   01373-0110

FOR IMMEDIATE RELEASE

Contact:	Robert R. Spellman (413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2004 SECOND QUARTER RESULTS

Second Quarter Sales Up 9%, Operating Profit Up 18%,
Net Income Up 18% and EPS Up 31%

South Deerfield, Mass –July 28, 2004 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the second quarter ended July 3, 2004 set a new second quarter record. Total sales for the second quarter were $100.9 million, a 9% increase over the year ago quarter. Total company comparable sales for the second quarter increased 3%. Wholesale sales were $52.8 million, a 12% increase over the year ago quarter; and wholesale comparable sales increased 7%. Retail sales were $48.1 million, a 6% increase over the fiscal 2003 second quarter. Comparable sales in the 263 retail stores that have been open more than one year and mailorder hub decreased 4% and retail comparable store sales decreased 3% in the quarter. Excluding the Company’s South Deerfield flagship store, retail comparable store sales decreased 1% in the second quarter. Yankee opened 19 new retail stores during the second quarter; and ended the quarter with 319 stores in 42 states.

Operating profit for the fiscal 2004 second quarter increased 18% to $14.9 million, from $12.7 million for the prior year quarter.

Net income for the fiscal 2004 second quarter increased 18% to $8.4 million, or $0.17 per common share on a diluted basis, from $7.2 million, or $0.13 per common share on a diluted basis for the prior year quarter.

Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer commented, “Yankee’s powerful brand and product platform drove another quarter of strong financial and operating performance, as consumers continued to demonstrate enthusiasm and loyalty for our products, across our distribution channels. We leveraged the 9% total sales growth to increase gross profit dollars and rate by 11% and 111 basis points respectively; and operating profit dollars and rate by 18% and 110 basis points respectively.

The Company provided supplemental information on several financial statement matters.

•	Financial results include the operations of the Company’s new GBI Division from June 7, 2004, the date of the Company’s previously announced acquisition of substantially all of the assets of GBI Marketing, Inc. (“GBI”), through quarter end. Sales were approximately $100,000 and the pre-tax loss was approximately $200,000, both numbers consistent with guidance provided in the June 7, 2004 press release.

•	Retail selling expense includes $216,000 associated with the closing of a retail store in Bridgehampton, N.Y. The store closed on July 17, 2004.

•	The decline in Stockholders’ Equity since the end of the first quarter and since year end 2003 was due to stock repurchase activity, offset in part by net income.

For the first six months of 2004, total sales were $207.4 million, a 9% increase over the first six months of 2003. Total company comparable sales for the first six months of 2004 increased 5%. Wholesale sales were $113.4 million, a 13% increase over the first six months of 2003; and wholesale comparable sales increased 9%. Retail sales were $94.0 million, a 5% increase over the first six months of 2003. Comparable store sales in the 263 stores that have been open more than one year and mailorder hub decreased 4% for the first six months of 2004. Retail comparable store sales decreased 3%.

Operating profit for the first six months of 2004 increased 16% to $33.0 million, from $28.5 million operating profit for the prior year period.

Net income for the six months ended July 3, 2004, increased 17% to $18.9 million, or $0.38 per common share on a diluted basis, from $16.2 million, or $0.30 per common share on a diluted basis for the first six months of 2003.

During the fiscal 2004 second quarter the Company purchased a total of 1,704,000 shares of its Common Stock for an aggregate purchase price of $48.8 million, pursuant to its stock repurchase program announced on February 18, 2004. An additional 806,100 shares were purchased in the fiscal 2004 first quarter for an aggregate purchase price of $22.8 million. Through the end of the fiscal 2004 second quarter, the Company had purchased a cumulative total of 2,510,100 shares of its Common Stock for an aggregate purchase price of $71.6 million.

The Company also updated its sales and EPS guidance for 2004. For the full year the Company expects approximately 11% — 12% total sales growth, including 13% — 15% in the third quarter. For the full year the Company expects 21% - 23% growth in diluted earnings per share, including 19% — 23% in the third quarter. The sales guidance incorporates incremental sales related to the operations of the Company’s GBI Division. Yankee acquired substantially all of the assets of GBI on June 7, 2004. The diluted earnings per share guidance incorporates the GBI Division’s operations and the net benefit (higher interest expense on revolver borrowings and fewer shares outstanding) of share repurchase activity in the first half of fiscal 2004.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2004 second quarter results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. Yankee has a 34 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its candles through a North American wholesale customer network of approximately 15,000 store locations, a growing base of Company owned and operated retail stores (319 located in 42 states as of July 3, 2004), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and through its distribution center located in Bristol, England.

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for the third quarter and full year of Fiscal 2004 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. And Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Thirteen Weeks			Twenty-Six			Twenty-Six
	Ended			Ended			Weeks Ended			Weeks Ended
	July 3, 2004			June 28, 2003			July 3, 2004			June 28, 2003
Sales:
Retail	$48,114	47.68%		$45,265	48.99%		$94,018	45.33%		$89,281	47.13%
Wholesale	52,794	52.32		47,128	51.01		113,409	54.67		100,165	52.87

Total sales	100,908	100.00		92,393	100.00		207,427	100.00		189,446	100.00

Cost of sales	43,895	43.50		41,218	44.61		91,266	44.00		85,297	45.02

Gross profit	57,013	56.50		51,175	55.39		116,161	56.00		104,149	54.98

Selling expenses:
Retail	26,476	55.03	(A)	24,075	53.19	(A)	51,047	54.29	(A)	46,269	51.82	(A)
Wholesale	3,287	6.23	(B)	2,764	5.86	(B)	6,567	5.79	(B)	5,271	5.26	(B)

Total selling expenses	29,763	29.50		26,839	29.05		57,614	27.78		51,540	27.21

General and administrative expenses	12,312	12.20		11,679	12.64		25,552	12.32		24,126	12.74

Income from operations	14,938	14.80		12,657	13.70		32,995	15.91		28,483	15.03
Interest income	(4)	0.00		(24)	-0.03		(9)	0.00		(27)	-0.01
Interest expense	1,159	1.15		815	0.88		1,971	0.95		1,600	0.84
Other (income) expense	(134)	-0.13		37	0.04		(227)	-0.11		163	0.09

Income before provision for income taxes	13,917	13.79		11,829	12.80		31,260	15.07		26,747	14.12
Provision for income taxes	5,497	5.45		4,672	5.06		12,348	5.95		10,565	5.58

Net income	$8,420	8.34		$7,157	7.75		$18,912	9.12		$16,182	8.54

Basic earnings per share	$0.17			$0.13			$0.38			$0.30

Diluted earnings per share	$0.17			$0.13			$0.38			$0.30

Weighted average basic shares outstanding	49,298			54,304			49,790			54,249

Weighted average diluted shares outstanding	49,671			54,650			50,182			54,609

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS

	July 3, 2004	Jan. 3, 2004
	(unaudited)
Current Assets:
Cash and cash equivalents	$9,064	$40,730
Accounts receivable, net	25,032	24,251
Inventory	54,131	42,186
Prepaid expenses and other current assets	10,765	6,608
Deferred tax assets	3,128	3,128

Total current assets	102,120	116,903
Property, Plant And Equipment, net	114,913	114,774
Marketable Securities	1,978	1,604
Deferred Financing Costs	590	588
Deferred Tax Assets	93,645	100,346
Other Assets	10,604	466

Total Assets	$323,850	$334,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,940	$23,527
Accrued payroll	10,343	13,348
Accrued income taxes	—	22,025
Other accrued liabilities	11,947	15,168
Long-term debt, current portion	—	65,000

Total current liabilities	39,230	139,068
Deferred Compensation Obligation	1,841	1,525
Long-term debt, less current portion	136,436	—
Deferred Rent	4,595	3,815
Stockholders’ Equity	141,748	190,273

Total Liabilities And Stockholders’ Equity	$323,850	$334,681

The Yankee Candle Company, Inc.
July 28, 2004 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	19	33	319
Wholesale Customer Locations — North America	300	700	15,100
Wholesale Customer Locations — Europe	100	200	2,000
Square Footage — Gross	22,500	43,514	606,566
Square Footage — Selling	17,767	34,659	480,342
Total Company Comp Sales Increase %	3%	5%
Wholesale Comp Sales Increase %	7%	9%
Retail Comp Store & Hub Sales Increase %	-4%	-4%
Retail Comp Store Sales Increase %	-3%	-3%
Retail Comp Store Count	263		263
Retail Comp Store Sales Incr. %, excl. S.Deerfield	-1%	-3%
Sales per Square Foot(1)		$604
Store Count		268
Gross Profit*
Retail $	$31,985	$62,566
Retail %	66.48%	66.55%
Wholesale $	$25,028	$53,595
Wholesale %	47.41%	47.26%
Segment Profit*
Retail $	$5,509	$11,519
Retail %	11.45%	12.25%
Wholesale $	$21,741	$47,028
Wholesale %	41.18%	41.47%
Depreciation & Amortization*	$5,450	$10,557
Inventory per Store	$50,000
Inventory Turns	3.4	4.5 (2)
Capital Expenditures*	6,785	9,785

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Rolling four quarters.